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                                                                      Exhibit 99


                           COLE NATIONAL ANNOUNCED NEW
                     EXECUTIVE VP OF STRATEGIC PLANNING AND
                             CHIEF FINANCIAL OFFICER


         Cleveland, Ohio, March 1, 1999 -- Cole National Corporation (NYSE:CNJ), the Cleveland based vision care and personalization gift retailer, today announced the appointment of George H. Bernstein, Jr. as Executive Vice President of Strategic Planning and Chief Financial Officer. Mr. Bernstein is presently Senior Vice President and General Manager of Things Remembered, Inc. Prior to joining Cole National eighteen months ago, he was President and CEO of AVC/Nu Vision, a Flint, Michigan optical retailer with 170 stores acquired by Cole in the Fall of 1997. Prior to that, he was President and CEO of Hess Shoes, a regional footwear retailer and spent several years as management consultant at Bain & Company.

         Jeffrey A. Cole, Chairman said, "While George will have the financial and system functions reporting to him, we expect that George, Brian Smith our President and I will work closely together to reshape and improve the optical business and continue the progress of Things Remembered."

         Mr. Bernstein is 37 years old and a graduate of Bucknell University and Harvard Law School and is a member of the Maryland Bar. He replaces Jeffrey A. Cole who has been Chief Financial Officer since 1991 in addition to his role as Chairman.

         Cole National, including Pearle franchisees, has more than 2,800 locations in the United States, Canada, Puerto Rico and the Virgin Islands, as well as a 24% investment in Pearle Europe, which has 519 optical stores in the Netherlands, Belgium, Germany and Austria.